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February 22, 1999


Presidential Life Corporation
69 Lydecker Street
Nyack, New York 10960

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of unaudited interim financial information of Presidential Life Corporation and subsidiaries for the periods ended September 30, 1998 and 1997, as indicated in our report dated October 30, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is incorporated by reference in Registration Statement No. 333-63831 on Form S-3.

We also are aware that the aforementioned report, pursuant to rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
New York, New York